Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-271057

Prospectus Supplement No. 2

(to Prospectus dated May 15, 2023)

14,385,493 Shares of Common Stock Issuable Upon Exercise of Warrants,

53,669,877 Shares of Common Stock, and

585,502 Private Warrants

This prospectus supplement updates, amends and supplements the prospectus dated May 15, 2023 (the “Prospectus”) related to (a) the issuance by us of up to an aggregate of 14,385,493 shares of common stock, par value $0.0001 per share (“Common Stock”), which consists of (i) 585,502 shares of Common Stock issuable upon the exercise of 585,502 warrants to purchase Common Stock at an exercise price of $11.50 per share (the “Private Warrants”) (including shares that may be issued to the holder in lieu of fractional shares) originally issued in a private placement in connection with our initial public offering as part of units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Private Warrant, and (ii) 13,799,991 shares of Common Stock issuable upon the exercise of 13,799,991 warrants to purchase Common Stock (including shares that may be issued to the holder in lieu of fractional shares) at an exercise price of $11.50 per share (the “Public Warrants,” and together with the Private Warrants, the “Warrants”) originally issued in our initial public offering as part of units at a price of $10.00 per unit, with each unit consisting of one share of Common Stock and one-half of one Public Warrant; and (b) the offer and sale from time to time by the selling securityholders (including their pledgees, donees, transferees, assignees, successors and other permitted transferees) named in the Prospectus of up to (i) 53,669,877 shares of Common Stock and (ii) 585,502 Private Warrants.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on August 10, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and our Warrants are listed on the NYSE American LLC under the symbols “SLND” and “SLND.WS” respectively. On August 9, 2023, the closing price of our Common Stock was $8.33 and the closing price for our Warrants was $0.8762.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2023

SOUTHLAND HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41090	87-1783910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1100 Kubota Drive

Grapevine, TX 76051

(Address of Principal Executive Offices) (Zip Code)

(817) 293-4263

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLND	NYSE American LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	SLND WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 10, 2023, Southland Holdings, Inc., a Delaware corporation (the “Company”), issued a press release announcing preliminary financial results for the quarter ended June 30, 2023. Additional information is included in the Company’s press release. A copy of the Company’s press release is attached hereto as Exhibit 99.1. The foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 10, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2023	SOUTHLAND HOLDINGS, INC.

	By:	/s/ Frank S. Renda
		Name:	Frank S. Renda
		Title:	President and Chief Executive Officer

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